EXHIBIT 99-2

                                                     3250 Mary Street, Suite 402
                                                            Miami, Florida 33133
                                                       Main number: 305-448-4700
                                                               Fax: 305-448-4757
                                                                www.omnicomm.com


                        OmniComm Systems, Inc. Announces
                             Corporate Restructuring

Miami, Florida, September 15, 2000 -- OmniComm Systems, Inc. (OTC-BB: OMCM), a developer of e-health information systems and provider of online clinical solutions for the pharmaceutical and healthcare industries, today announced a corporate restructuring aimed at creating a more efficient and effective organization. This move follows the company's July 31st, 2000, announcement of the appointment of Dr. David Ginsberg as the new President and CEO.

As part of a cost-cutting plan designed to streamline operations, on September 5, 2000, OmniComm closed its wholly owned European subsidiary, OmniTrial B.V. of Amsterdam, The Netherlands. OmniTrial has declared bankruptcy and its assets will be liquidated.

"In any business venture, there are difficult decisions to make," said Dr. Ginsberg, newly appointed president. "There are real people affected by this. However, going forward we felt that it was the best decision to maximize shareholder value. A majority of all clinical trial activity is taking place in the U.S.; and, as a small, growing, company, we felt we needed to concentrate all of our resources in the United States. We look forward to continuing to service the on-going needs of our European clients from our Miami office."

While not expected to impact revenues in any significant manner, the closing of OmniTrial, along with other aggressive cost cutting measures undertaken by the new management, will provide considerable cost savings to the Company. The net loss from operations was approximately $1.9 million in the second quarter of 2000 and approximately $1.6 million in the first fiscal quarter of 2000. The Company estimates expenses from operations will be reduced by a substantial amount for the remainder of fiscal 2000 due to the current restructuring. The foregoing forecast is subject to material uncertainties as discussed below and also may be impacted by business decisions to be made by new management.

About OmniComm
OmniComm (http://www.omnicomm.com) has developed a unique business model designed to integrate health information systems and coordinate the processes necessary to utilize health information. The development of the internet application, TrialMaster(TM), together with the web portal, WebIPA(TM), enables OmniComm to straddle the divide between doctors and their patients, possessing invaluable data for the healthcare industry; and the pharmaceutical/medical device industries which desperately needs the doctors, patients and data required for the clinical trial industry.

TrialMaster provides the pharmaceutical/medical device companies with an Internet-based solution which greatly increases the efficiency, security and integrity of the clinical trial process while drastically reducing the time and expense of conducting a trial. OmniComm, with its systems integration background and expertise, provides not only the application, but also the physical infrastructure and networking design capabilities so fundamentally important to

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maintaining an effective Internet application. WebIPA provides the interface between patients, doctors and the clinical trial industry. It enables patients and physicians to interact and to investigate the various opportunities to participate in clinical trials. WebIPA also allows the clinical research industry the ability to interface with patients and doctors, expanding the critical population of trial participants and providing an invaluable research database.

In conjunction with WebIPA.com (http://www.webipa.com), OmniComm is assembling an extensive network of physician practice groups and related patients. OmniComm provides the clinical trial industry a vast pool of potential physicians and patients from an extremely diverse spectrum of medical specialties to participate in a wide variety of clinical trials. In addition, OmniComm provides the clinical trial industry with an extensive database of valuable information from previous clinical trials.

Safe Harbor Statement
Statements about OmniComm's future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-looking statements" within the meeting of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, contractual and technological factors affecting OmniComm's operations, markets and profitability, actual results could differ materially and adversely from the expected results.

For further information please contact:

Paige A. Harper, General Counsel
OmniComm Systems, Inc.
Phone: 305-448-4700
E-mail: legal@omnicomm.com
or invrel@omnicomm.com